Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Provident Financial Services, Inc.:

We consent to the use of our reports dated March 2, 2020 with respect to the consolidated statements of financial condition of Provident Financial Services, Inc. and subsidiary as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Provident Financial Services, Inc., incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-4, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/KPMG LLP

Short Hills, New Jersey

May 5, 2020